EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2018 Earnings Results and Reaches a Record Level of Contract Value of $6.4 Billion

SCOTTSDALE, Ariz., Aug. 07, 2018 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the second quarter ended June 30, 2018.

Highlights

For the quarter ended June 30, 2018:

  Net sales of $230.6 million
  Total billings of $237.4 million
  Net loss of $4.1 million or $0.12 per diluted share
  EBITDA of $10.1 million, with an EBITDA margin of 4.4%
  Adjusted EBITDA of $13.5 million, with an Adjusted EBITDA margin of 5.8%
KPIs		Q2'18	Q2'17
	Sets[1]	576	692
	Estimated megawatts²	1,544	1,620
	Dedicated manufacturing lines³	52	46
	Manufacturing lines installed⁴	40	39
	Manufacturing lines in startup⁵	7	9
	Manufacturing lines in transition⁶	7	-
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period. Dedicated manufacturing lines for Q2’17 includes seven lines for GE Wind that were not renewed after December 31, 2017.
  Number of manufacturing lines installed and either in operation, startup or transition at the end of the period.
  Number of manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We executed against our plan once again and delivered another quarter of strong operational and financial performance,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “Since the end of the first quarter, we have signed a multiyear supply agreement with ENERCON for two manufacturing lines in our Turkey location. We continue to strengthen our relationships with our existing customers with new line additions and contract extensions, most recently with Vestas, GE and Nordex/Acciona. Vestas exercised options for four additional lines in our manufacturing hub in Matamoros, Mexico bringing the total number of lines in that facility to six. GE has agreed to extend our supply agreement in one of our Mexico plants by two years to 2022 and will increase the number of lines in that facility from three to five. In addition, GE has agreed to transition to a larger blade model in our Iowa plant in early 2019 and to eliminate its option to terminate our supply agreement in Iowa prior to its December 2020 expiration.  To accommodate the additional GE lines, we negotiated the removal of three lines for Siemens Gamesa. These were the only lines in our portfolio subject to geographic exclusivity versus a minimum volume obligation. This was a unique situation and we continue to work closely with Siemens Gamesa to close on other opportunities and are collaborating with them on their next generation of turbine blades.  Finally, Nordex/Acciona has agreed to extend our supply agreement in China through 2019. With the addition of ENERCON as a customer, TPI now serves the top six global wind turbine OEMs outside of the Chinese market.  So far this year, with the new agreements, amendments and transitions, we have increased our lines under long-term supply agreements to 50 and increased our potential contract value by $2.5 billion to $6.4 billion over the terms of the agreements.  All in all a pretty strong first half of 2018.”

“Our customers continue to invest with TPI in adding new outsourced blade capacity ahead of the new line guidance we previously provided for 2018. In addition, they are tooling up new blade models more quickly than initially planned in order to aggressively drive down LCOE in response to economically driven global auction and tender processes.  Given the accelerated pace of the conversion of our prioritized pipeline, the addition of a new customer, ENERCON, with an aggressive start of production date, and accelerated transitions requested by our customers, we are now expecting a total of 17 lines in startup and 17 lines in transition during the course of 2018.  This is up from our previous guidance of 12 lines in startup and 14 lines in transition. We are reaffirming our prior guidance for 2018 net sales and total billings however, the additional startup and transition costs of up to $10 million  are causing us to reduce our EBITDA guidance range for 2018 to $65 to $70 million from our original range of $75 to $80 million.  This additional investment positions us well for 2019 and our long-term goal of doubling the sales of TPI over the next several years and we are confident we will achieve a 20-25% three-year revenue CAGR through 2019.  We remain focused on our strategy to expand globally, diversify our customer base, grow our wind business, improve our operational effectiveness, drive profitability and continue to drive down LCOE while continuing to develop and explore additional opportunities in other strategic markets,” concluded Mr. Lockard.

Second Quarter 2018 Financial Results
Net sales for the quarter decreased by $9.0 million or 3.7% to $230.6 million compared to $239.6 million in the same period in 2017. Total billings increased by $6.3 million or 2.7% to $237.4 million for the three months ended June 30, 2018 compared to $231.1 million in the 2017 period. Net sales of wind blades were $206.4 million for the quarter as compared to $225.8 million in the same period in 2017. The decrease was primarily driven by a 17.3% decrease in the number of wind blades produced during the three months ended June 30, 2018 compared to the same period in 2017 primarily as a result of the increase in transitions and startups, the loss of volume from the expiration of contracts in Mexico and Turkey and a delayed customer startup. This was partially offset by higher average sales prices due to the mix of wind blade models produced during the three months ended June 30, 2018 compared to the same period in 2017 and by foreign currency fluctuations. The favorable impact of the currency movements on consolidated net sales and total billings were both 2.4% for the quarter.

Total cost of goods sold for the quarter was $215.6 million and included aggregate costs of $17.3 million primarily related to startup costs in our new plants in Turkey and Mexico and for a new customer in Taicang, China and costs related to seven lines in transition during the quarter. This compares to total cost of goods sold of $209.7 million for the same period in 2017, which included aggregate costs of $10.5 million related to startup costs in our new plants in Turkey and Mexico and the startup of a new wind blade model for one of our customers in Dafeng, China. Cost of goods sold as a percentage of net sales increased by six percentage points during the three months ended June 30, 2018 as compared to the same period in 2017, driven by the $6.8 million increase in startup and transition costs and unfavorable foreign currency fluctuations, partially offset by improved operating efficiencies and the impact of savings in raw material costs. The unfavorable impact of the currency movements on consolidated cost of goods sold was 0.5% for the quarter.

General and administrative expenses for the three months ended June 30, 2018 totaled $11.0 million, up slightly from $10.8 million for the same period in 2017. As a percentage of net sales, general and administrative expenses were 4.8% for the three months ended June 30, 2018, up from 4.5% in the same period in 2017.

Net loss for the quarter was $4.1 million as compared to a net income of $9.6 million in the same period in 2017. The decrease was primarily due to the reasons set forth above as well as a loss on foreign currency remeasurement and the write-off of debt issuance costs related to the refinancing of our prior credit facility early in the quarter. Diluted loss per share was $0.12 for the three months ended June 30, 2018, compared to earnings per share of $0.28 for the three months ended June 30, 2017.

EBITDA for the quarter decreased to $10.1 million, compared to $23.0 million during the same period in 2017. EBITDA margin decreased to 4.4% compared to 9.6% in the same period in 2017. Adjusted EBITDA for the quarter decreased to $13.5 million compared to $26.2 million during the same period in 2017. Adjusted EBITDA margin decreased to 5.8% compared to 11.0% during the same period in 2017.  The decline was driven primarily by the startup and transition activity and the resultant lost volumes.

Capital expenditures were $30.6 million for the quarter compared to $9.8 million during the same period in 2017. Current year capital expenditures were primarily related to new facilities and expansion or improvements at existing facilities and costs to enhance our information technology systems.

We ended the quarter with $114.0 million of cash and cash equivalents and net debt was $17.4 million as compared to net cash of $24.6 million at December 31, 2017.

2018 Outlook
For 2018, the Company is providing the following guidance:

  Net sales of between $1.0 billion and $1.05 billion
  Total billings of between $1.0 billion and $1.05 billion
  Adjusted EBITDA of between $65 million and $70 million
  Fully diluted earnings per share of between $0.10 and $0.14
  Sets invoiced of between 2,450 and 2,480
  Average sales price per blade of between $125,000 and $130,000
  Estimated megawatts of sets invoiced to be between 6,800 and 6,900
  Dedicated manufacturing lines under long-term agreements at year end to be between 51 and 55
  Manufacturing lines installed at year end to be 43
  Manufacturing lines in startup during the year to be 17
  Manufacturing lines in transition during the year to be 17
  Startup and transition cost of between $66 million and $68 million
  Capital expenditures to be between $85 million and $90 million (approx. 85% growth related)
  Effective tax rate to be between 47% and 49%
  Depreciation and amortization of between $30 million and $32 million
  Interest expense of between $14 million and $14.5 million
  Share-based compensation expense of between $9 million and $10 million

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Tuesday, August 7, 2018 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13681393. The replay will be available until August 14, 2018. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading global manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net cash/debt as the total principal amount of debt outstanding less unrestricted cash and cash equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017

Net sales	$230,610	$239,582	$484,591	$448,197
Cost of sales	198,235	199,117	409,223	381,655
Startup and transition costs	17,324	10,540	32,059	16,699
Total cost of goods sold	215,559	209,657	441,282	398,354
Gross profit	15,051	29,925	43,309	49,843
General and administrative expenses	10,989	10,752	22,152	19,058
Income from operations	4,062	19,173	21,157	30,785
Other income (expense):
Interest income	43	11	84	30
Interest expense	(2,715)	(2,935)	(6,053)	(5,961)
Loss on extinguishment of debt	(3,397)	-	(3,397)	-
Realized loss on foreign currency remeasurement	(765)	(1,233)	(4,776)	(2,614)
Miscellaneous income	674	258	1,492	578
Total other expense	(6,160)	(3,899)	(12,650)	(7,967)
Income (loss) before income taxes	(2,098)	15,274	8,507	22,818
Income tax provision	(1,955)	(5,697)	(3,912)	(8,028)
Net income (loss)	$(4,053)	$9,577	$4,595	$14,790

Weighted-average common shares outstanding:
Basic	34,164	33,737	34,107	33,737
Diluted	34,164	33,828	35,766	33,827

Net income (loss) per common share:
Basic	$(0.12)	$0.28	$0.13	$0.44
Diluted	$(0.12)	$0.28	$0.13	$0.44

Non-GAAP Measures (unaudited):
Total billings	$237,355	$231,069	$461,056	$442,429
EBITDA	$10,101	$22,963	$31,075	$37,465
Adjusted EBITDA	$13,477	$26,240	$40,850	$43,830

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30,	December 31,
(in thousands)	2018	2017
Current assets:
Cash and cash equivalents	$113,995	$148,113
Restricted cash	4,431	3,849
Accounts receivable	119,479	121,576
Contract assets	131,371	105,619
Prepaid expenses and other current assets	26,622	27,507
Inventories	5,593	4,112
Total current assets	401,491	410,776
Noncurrent assets:
Property, plant, and equipment, net	145,348	123,480
Other noncurrent assets	25,045	22,306
Total assets	$571,884	$556,562

Current liabilities:
Accounts payable and accrued expenses	$167,314	$167,175
Accrued warranty	33,979	30,419
Current maturities of long-term debt	39,528	35,506
Contract liabilities	1,820	2,763
Total current liabilities	242,641	235,863
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	90,332	85,879
Other noncurrent liabilities	4,818	4,938
Total liabilities	337,791	326,680
Total stockholders' equity	234,093	229,882
Total liabilities and stockholders' equity	$571,884	$556,562

Non-GAAP Measure (unaudited):
Net cash (debt)	$(17,380)	$24,557

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017

Net cash provided by operating activities	$5,567	$15,932	$2,535	$25,870
Net cash used in investing activities	(30,596)	(9,805)	(42,310)	(26,727)
Net cash provided by financing activities	2,202	7,731	6,692	4,922
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(839)	227	(453)	164
Cash, cash equivalents and restricted cash, beginning of period	142,567	120,007	152,437	129,863
Cash, cash equivalents and restricted cash, end of period	$118,901	$134,092	$118,901	$134,092

Non-GAAP Measure (unaudited):
Free cash flow	$(25,029)	$6,127	$(39,775)	$(857)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Net sales	$230,610	$239,582	$484,591	$448,197
Change in contract assets	(1,356)	(6,460)	(25,752)	(3,722)
Foreign exchange impact	8,101	(2,053)	2,217	(2,046)
Total billings	$237,355	$231,069	$461,056	$442,429

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017

Net income (loss)	$(4,053)	$9,577	$4,595	$14,790
Adjustments:
Depreciation and amortization	6,130	4,765	13,202	8,716
Interest expense (net of interest income)	2,672	2,924	5,969	5,931
Loss on extinguishment of debt	3,397	-	3,397	-
Income tax provision	1,955	5,697	3,912	8,028
EBITDA	10,101	22,963	31,075	37,465
Share-based compensation expense	2,611	2,044	4,999	3,751
Realized loss on foreign currency remeasurement	765	1,233	4,776	2,614
Adjusted EBITDA	$13,477	$26,240	$40,850	$43,830

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$5,567	$15,932	$2,535	$25,870
Capital expenditures	(30,596)	(9,805)	(42,310)	(26,727)
Free cash flow	$(25,029)	$6,127	$(39,775)	$(857)

Net cash (debt) is reconciled as follows:	June 30,	December 31,
(in thousands)	2018	2017
Total cash and cash equivalents	$113,995	$148,113
Less total debt, net of debt issuance costs	(129,860)	(121,385)
Less debt issuance costs	(1,515)	(2,171)
Net cash (debt)	$(17,380)	$24,557